AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”), dated as of March 1, 2011 is entered into by and among The Empire Sports & Entertainment Holdings Co., a Nevada corporation (the Parent”), The Empire Sports & Entertainment, Co., a Nevada corporation (the “Operating Sub”), and EXCX Funding Corp., a Nevada corporation (“EXCX” and together with Parent and the Operating Sub, the “Borrowers”), a wholly-owned subsidiary of the Parent, and each party that from time to time is a “Lender” under the Credit Facility Agreement (as defined below). Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Credit Facility Agreement.

WHEREAS, on March 23, 2011, the Parent, the Operating Sub, EXCX and the Lenders entered into a credit facility agreement (the “Credit Facility Agreement”), pursuant to which the Lenders agreed to extend credit to the Borrowers in the form of a loan pursuant to which $4.5 million can be borrowed on a senior secured basis (the “Loan”);

WHEREAS, the Company and the Purchasers have agreed to amend the Credit Facility Agreement subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.             Section 1.6.2 of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

1.6.2        Issuance of Shares. As additional compensation for the cost and risk incurred associated with underwriting and establishing the Loan Facility (but in no way affecting or relieving  EXCX, the Operating Sub or Parent of any of its obligations to fully and timely perform and to repay the entire indebtedness due under the Loan Documents and the Preferred Return Fee), the Parent shall on the Effective Date issue and grant to each of Lenders and SF (or their designees) his Pro Rata Portion of an aggregate of 2,250,000 newly issued shares of the Parent’s Series A preferred stock (the “Shares”).

2.             Section 1.1.2 of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

1.1.2        Facility Maturity. The Loan Facility will mature on January 31, 2012 (as may be extended from time to time in Lenders’ sole and absolute discretion, “Loan Maturity Date”), provided, however, that the Loan Facility shall be converted to a demand loan, in the sole discretion of the Lenders, in the event that the Borrowers complete a third party financing which results in gross proceeds to the Borrowers of at least $500,000.  The failure by Borrowers to repay any portion of the Loan Facility on or before the Loan Maturity Date shall not be deemed an Event of Default to the extent of the non-collection by the Borrowers on or before January 15, 2012 of accounts receivable in connection with any pay-per-view sales of Events, provided, however, no Event Expenditures shall be made following the Loan Maturity Date and all payments and collections which shall be transmitted or occur after the Loan Maturity Date shall in all respects comply with the requirements of this Agreement including, without limitation, that payment of funds into the Account shall, on the Loan Maturity Date , immediately be applied to repayment of the Loan in accordance herewith, until all outstanding amounts payable under the Loan Documents shall be paid in full.

3.             Effect on Loan Documents. Except as expressly set forth above, all of the terms and conditions of the Loan Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Parent, the Operating Sub or EXCX may have to the Lenders under the Loan Documents.  Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any and all of the Loan Documents as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other of the Loan Documents, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail.

4.             Fees and Expenses.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.             Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

6.             Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PRIVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARENT THE EMPIRE SPORTS & ENTERTAINMENT HOLDINGS CO.

By:	/s/ Peter Levy
Name: Peter Levy
Title: Executive VP

THE EMPIRE SPORTS &
ENTERTAINMENT,CO.

By:	/s/ Peter Levy
Name: Peter Levy
Title: Executive VP

EXCX FUNDING CORP.

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel Title:CEO

SHELDON FINKEL

/s/ Sheldon Finkel

BARRY HONIG

/s/ Barry Honig

MICHAEL BRAUSER

/s/ Michael Brauser